Exhibit 99.1

For Immediate Release	For Further Information
September 23, 2010	Contact David A. Bochnowski at 219-853-7575

NorthWest Indiana Bancorp Declares Third Quarter Dividend

Munster, Indiana---The NorthWest Indiana Bancorp, the parent company for Peoples Bank, today announced that the Board of Directors of the Bancorp declared a dividend of $0.15 per share, as compared to $0.21 per share for the prior quarter.  The dividend is payable on October 8, 2010 to shareholders of record on October 4, 2010.

“Our Board continually reviews our dividend policy consistent with business conditions,” said David A. Bochnowski, Chairman and Chief Executive Officer.  “The Board has determined that the long term interests of shareholders are best served through the preservation of capital in these challenging economic times.”

According to Bochnowski, “The extended downturn of the economy continues to exert pressure on bank capital which the markets consider a key driver of shareholder and franchise value.”  He also noted that regulatory standards for bank capital are rising and the new reality will require banks in the future to hold higher levels of capital.

Bochnowski went on to say that the Bancorp and Peoples Bank remain well capitalized under all applicable regulatory standards.   He also observed that the Bank’s core earnings and operating efficiency continue to out-pace industry results.

“The Board is committed to the long-term strength of the Bank and will continue to take prudent action to build a capital position that supports our ability to expand our traditional and electronic banking services to our ever-expanding customer base,” Bochnowski said.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, Schererville, and Valparaiso, Indiana.  The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.